Exhibit 4.5

Form of Employee Non-Qualified Option Agreement

UNITY BANCORP, INC.
GRANT AGREEMENT
STOCK OPTION PLAN

NON-QUALIFIED STOCK OPTION

        THIS OPTION AGREEMENT is made as of this    th day of                        , between UNITY BANCORP, INC., (the "Company"), and            (the "Optionee").

1.
Grant of Option.

        Pursuant to the provisions of the Company's            Stock Option Plan (the "Plan"), the Company hereby grants to the Optionee, subject to the terms and conditions of the Plan, which terms and conditions are incorporated by reference herein, and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of an aggregate    shares of Common Stock (no par value per share) of the Company (the "Common Stock") at the purchase price of $      per share (the "Option"), which purchase price is 100% of the fair market value of the Common Stock (as defined in the Plan) on the date of grant.

2.
Terms and Conditions.

        It is understood and agreed that the Option is subject to the following terms and conditions:

  (a)
  Date of Grant. Any references to the "date of grant" herein shall mean                    .

  (b)
  Expiration Date. The option shall expire at the close of business on            or as otherwise specified in subparagraph (e) of this paragraph 2.

  (c)
  Exercise of Option. The options shall vest over a three (3) year period. On each of the first three (3) anniversary dates of the option award, one third (1/3) of the option shall vest. The option will be completely vested on the third anniversary date. The Optionee shall give written notice to the Company of Optionee's intent to exercise. Such notice shall specify the number of full shares to be purchased. The Option may be exercised only with respect to full shares, and no fractional shares may be purchased. Such notice shall be accompanied by full payment of the exercise price, as provided in subparagraph (d) of this paragraph 2.

  (d)
  Payment of Purchase Price Upon Exercise. At the time of any exercise, the purchase price of the shares to be purchased shall be (i) rounded up to the nearest whole cent and (ii) paid to the Company in cash or such other consideration as the Committee (as defined in the Plan) may decide. The Company may permit you to sell the options shares through a broker, whereby you will receive the intrinsic value of the options, less any applicable taxes.

  (e)
  Exercise Upon Death or Termination of Employment.

  (i)
  In the event the Optionee's employment with the Company is terminated as a result of the death or Disability (as defined in the Plan) of the Optionee while an employee of the Company, the entire Option shall become immediately exercisable regardless of the requirements of paragraph (c) above and this Option may then be exercised by the Optionee or the Optionee's executor or administrator until (a) the earlier of the expiration date specified in subparagraph (b) of paragraph 2 or (b) the date that is twelve (12) months after the Optionee's date of death or Disability.

  (ii)
  If the Optionee's employment with the Company shall terminate because of Retirement (as defined in the Plan), the Optionee may exercise any part of the Option which has become exercisable as of the date of such Retirement until the earlier of (a) the expiration date specified in subparagraph (b) of this paragraph 2 or (b) the date that is twelve (12) months after the date of such retirement.

    (iii)
    If the Optionee's employment with the Company shall terminate for Cause (as defined in the Plan), the Option shall immediately terminate.

    (iv)
    If the Optionee's employment with the Company shall terminate for any reason other than death, Disability, Retirement, or Cause, the Optionee may exercise any part of the Option which has become exercisable pursuant to Subparagraph (c) hereunder as of the date of such termination until the earlier of (a) the expiration date specified in subparagraph (b) of this paragraph 2 or (b) the date that is three (3) months after the date of termination of employment.

    In the event that the Option shall be exercised by a person other than the Optionee in accordance with the provisions of this subparagraph (e), such person shall furnish the Company with evidence satisfactory to it of such person's right to exercise the Option, and shall make such representations and agreements and furnish such information or execute such documents as the Committee may, in its discretion, deem necessary or desirable to evidence such exercise or assure compliance by the Company, on terms acceptable to the Company, with any requirement of this Option Agreement or the provisions of applicable Federal and state securities and other laws.

  (f)
  Non-transferability. This Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of Optionee, this Option shall be exercisable only by the Optionee (or by the Optionee's duly appointed guardian or legal representative).

  (g)
  Adjustments and Acceleration of Vesting.

  a)
  In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, the Committee shall have the right to make such adjustments to previously granted options, to prevent dilution or enlargement of the rights of Optionees, including any or all of the following:(i) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan; (ii) adjustments in the aggregate number or kind of shares of Common Stock covered by options already granted under the Plan; and/or (iii) adjustments in the purchase price of outstanding options, or any limited rights attached to such options.

    No such adjustments may, however, materially change the value of benefits available to an Optionee under a previously granted option.

    b)
    In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company (a) the vesting restrictions imposed under paragraph (c) hereunder shall immediately lapse, and all or any unvested part of the Option shall immediately become exercisable, and (b) the Committee shall have the right to take one or more of the following actions, as to outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), or (ii) in the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the

      "Merger Price"), make or provide for a cash payment to the Optionee equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options.

      No fractional shares shall be issued on account of any adjustment required hereunder.

  (h)
  No Rights as Shareholder. The Optionee shall have no rights as a shareholder, with respect to any shares of Common Stock subject to this Option, prior to the date of issuance to Optionee of a certificate or certificates for such shares.

  (i)
  No Right to Continued Employment. This Option shall not confer upon Optionee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Optionee's employment at any time.

  (j)
  Compliance with Laws and Regulations. This Option and the obligation of the Company to sell and deliver shares hereunder, shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

  (k)
  Withholding Taxes. The Optionee shall pay to the company, or make provision satisfactory to the Committee for the payment of, any taxes of any kind required by law to be withheld in respect of the Option, no later than the date of the event creating the tax liability. In the Committee's sole discretion, the Optionee (other than an Optionee subject to Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16 Optionee"), who shall be subject to the following sentence) may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Option creating the tax obligation. With respect to Section 16 Optionees, upon the issuance of shares of Common Stock in respect of an Option, such number of shares issuable shall be reduced by the number of shares necessary to satisfy such Section 16 Optionee's minimum statutory Federal, and where applicable, state withholding tax obligations. The Company may, to the extent permitted by law, have the right to deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.

  (l)
  Stock Option. The Option is intended to qualify as a non-qualified stock option and may be taxed as ordinary income upon the exercise of the option.

3.
Investment Representation.

        The Committee may require the Optionee to furnish the Company, prior to the issuance of any part of this Option, an agreement (in such form as the Committee may specify) in which the Optionee represents that the shares acquired by the Optionee upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

4.
Optionee Bound by Plan.

        The Optionee hereby agrees to be bound by all the terms and provisions of the Plan.

5.
Notices.

        Any notice hereunder to the Company shall be addressed to it at its office: Unity

        Bancorp, Inc., 64 Old Highway 22, Clinton, New Jersey, ATTN: Chief Financial Officer; and any notice hereunder to Optionee shall be addressed to the Optionee at the following address, subject to the right of either party to designate at any time hereafter in writing some other address:

        Address of Optionee:

        Optionee's Social Security Number:

6.
Binding Effect.

        This Option Agreement shall be binding upon the Company's successors and assigns, and shall be binding and inure to the benefit of the Optionee and the Optionee's heirs, executors, administrators, guardians, trustees, attorneys-in-fact and legal and personal representatives.

7.
Governing Law.

        This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

        IN WITNESS WHEREOF, the Company and the Optionee have executed this Option Agreement as of the date(s) set forth below.

UNITY BANCORP, INC.
Date:	By:	James A. Hughes, CFO
Accepted By:
Date:	By:	, Optionee